Exhibit 10.16

SUBLICENSE AGREEMENT

This SUBLICENSE AGREEMENT (the “Agreement”), effective as of the last date of signature below (the “Effective Date”), is entered into by and between PROPAGENIX Inc., a Delaware corporation having a main office at 9605 Medical Center Drive, Suite 325, Rockville, MD, 20850, United States (“PROPAGENIX”) and Shuttle Pharmaceuticals, Inc. (“SHUTTLE”), a pharmaceutical corporation having its offices at One Research Court, Suite 450, Rockville, MD 20850. PROPAGENIX and SHUTTLE may be referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, Georgetown University (“Georgetown”) owns or controls rights to certain patents and other intellectual property relating to the ex vivo culture of epithelial cells, specifically employing Conditional Reprogramming (“CR”) technology.

WHEREAS, Georgetown has granted exclusive rights to these patents to PROPAGENIX, and under the license agreement (the “GU License”), Propagenix is obligated to ensure that any sublicenses it grants are in compliance with the terms of its license with Georgetown.

WHEREAS, SHUTTLE is engaged in the business of discovering and developing novel therapeutics for oncology.

WHEREAS, PROPAGENIX is willing to grant to SHUTTLE limited rights to its Licensed Patents for SHUTTLE to make Commercialized Products for Research Use directly related to its program entitled “Cell-Based Models for Prostate Cancer Health Disparity Research”, supported by the Phase 2 Small Business Innovation Research (SBIR) grant HHSN261201800016C (the “Cell-Based Models for Prostate Cancer Health Disparity Research Grant”), under the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the above premises and the mutual covenants contained herein, the Parties agree as follows.

1.	DEFINITIONS

The terms in this Agreement with initial letters capitalized, whether used in the singular or the plural, shall have the meaning set forth below or, if not listed below, the meaning designated in places throughout this Agreement.

1.1	“Affiliate” of a Party means any other party which (directly or indirectly) is controlled by, controls or is under common control with such Party. For the purposes of this definition, the term “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) as used with respect to a Party, shall mean the possession, directly or indirectly, of the power to direct, or cause the direction of, the management or policies of such Party, whether through the ownership of voting securities, by contract or otherwise. “Controlling” means possessing, directly or indirectly, the power to direct or cause the direction of the management and affairs of a party, whether through ownership of voting shares, contract or otherwise, and “controlled” and “control” have a corresponding meaning.

1.2	“Cell-Based Models for Prostate Cancer” means cell cultures and their derivatives that were prepared from primary normal prostate tissues and prostate tumor tissues expanded in vitro using CR Technology, and that was supported by the SBIR grant entitled “Cell-Based Models for Prostate Cancer Health Disparity Research”, grant number HHSN261201800016C.

1.3	“Commercial Use” means (a) any activity undertaken for financial consideration (unless done as part of a Preferred Subcontractor relationship with a Propagenix Sublicensee), such as use for manufacturing, or resale of Commercialized Products or any materials made using Commercialized Products; or (b) the use of Commercialized Products or any materials made using them to provide services or quality control testing of other products for commercial sale).

1.4	“Commercialized Products” means Cell-Based Models for Prostate Cancer including cells and derivative products (e.g., DNA, RNA, cell lysate, exosomes or tumor microarrays).

1.5	“Confidential Information” means all information disclosed by either Party hereunder, whether in writing, orally, electronically, visually or in any other form, including but not limited to know-how, formulas, processes, product ideas, inventions (whether patentable or not), improvements, copyrightable or patentable materials, trade secrets, schematics, and other technical, business, financial, and product development plans, forecasts, strategies, and information, that a Party discloses to the other Party.

1.6	“Cover”, “Covered”, “Covering” means, with respect to a claim within the Licensed Patents, that the claim would be, directly or indirectly, infringed should a party practice the invention defined by the claim without a license to do so (or in the case of a patent application, would infringe a claim in such patent application if it were to issue as a patent).

1.7	“CR Technology” means any method, process or technology, the practice of which is covered by any Valid Claims of the Licensed Patents, and associated know-how, and any improvements thereto owned or controlled by PROPAGENIX as of the Effective Date.

1.8	“CR Reagents” means reagents supplied by Propagenix to SHUTTLE or Third Parties to practice the CR Technology. CR reagents include (but are not limited to) cell culture media (CRM), irradiated 3T3-J2 cells, irradiated 3T3-J2 cell conditioned media, and any cell culture expanded using CR Technology.

1.9	“Effective Date” means the last date of signature to this Agreement.

1.10	“Field” means use of CR Technology by SHUTTLE to supply Commercialized Products for Research Use.

1.11	“Industry Sponsored Academic Research” means research sponsored by a for-profit organization carried out at an academic institution by the academic institution’s personnel.

1.12	“Licensed Patents” means: (i) the patents and patent applications listed in Exhibit A attached hereto, as may be amended from time to time; (ii) all patents and patent applications related to the patents and patent applications listed in Schedule A, whether filed before or after the Effective Date, which claim priority under 35 U.S.C. 7119 or the benefit of the filing date under 35 USC Section 120 or Section 371 provided the claims of the related patent applications Cover subject matter that was disclosed in a patent or patent application from which priority or benefit is claimed; (iii) any patent or patent application that constitutes a substitution, divisional, continuation, or continuation-in-part of a patent application described in (i) or (ii), with the proviso that the rights extend only to claims in a continuation-in-part application that are directed to subject matter that was disclosed in a patent or patent application described in (i) or (ii); (iv) any patent issuing from any patent application described in (i), (ii), or (iii), as such application may be amended from time to time; (v) any patent or patent application described in (i), (ii), (iii), or (iv) that has been submitted to a proceeding for reissue, renewal, reexamination (including certificates of invention), revalidation, a supplementary protection certificate, and the like, or whose term has been adjusted or whose exclusionary patent or marketing rights have been extended including, but not limited to, the grant of any exclusionary period for pediatric use; and (v) any non-US counterpoint or equivalent of any patent or patent application described in (i), (ii), (iii), (iv), or (v).

1.12	“Permitted Subcontractors” means (i) Georgetown University, and (ii) additional Third Party subcontractors hired by SHUTTLE to perform work related to the Cell-Based Models for Prostate Cancer. All Permitted Subcontractors other than Georgetown University will require a sublicense from PROPAGENIX, with terms to be negotiated in good faith between the Parties.

1.13	“Research Use” means academic research, drug discovery research and preclinical research only, and does not include the right to sell, use, or otherwise engage in Commercial Use or in support of clinical trial activities.

1.14	“Territory” means any jurisdiction in which there is an issued Licensed Patent (as of the Effective Date, this includes the United States of America and Japan) for the practice of CR Technology.

1.15	“Third Party” means a party that is not SHUTTLE or PROPAGENIX or their respective Affiliates. Third Party includes Permitted Subcontractors and Third Party Distributors.

1.15	“Third Party Distributor” means any Third Party that enters into an agreement with SHUTTLE or Georgetown University to commercialize any cell-based or derivative product for resale, which was created or manufactured using the CR Technology and made as part of the Cell-Based Models for Prostate Cancer Health Disparity Research Program Grant.

1.16	“Valid Claim” means a claim of (a) an issued and unexpired patent, which claim has not been held invalid or unenforceable by a court or other government agency of competent jurisdiction, or (b) a pending patent application.

2.	GRANT

2.1	Rights Conveyed. PROPAGENIX hereby grants to SHUTTLE a non-exclusive, non-sublicensable sublicense, under the Licensed Patents in the Territory to make, have made, use, have used, sell and have sold, Commercialized Products for Research Use.

2.2	Included Rights. The foregoing grant includes the rights to SHUTTLE to convey cell cultures and derivative products generated as part of the Cell-Based Models for Prostate Cancer Health Disparity Research Grant to Third Party Distributors that have been granted a sublicense by PROPAGENIX.

2.3	Retained Rights. PROPAGENIX retains the sole right to grant licenses for uses within and outside the Field, as well as the right to practice CR Technology for any purpose. This grant to SHUTTLE is limited in scope as to SHUTTLE’s rights to practice CR Technology only as defined in Sections 2.1 and 2.2.

2.4	Limited Use Label License. All Commercialized Products shall be accompanied by a Limited Use Label License in the same form as provided under Appendix C (“LULL”).

2.5	Improvements. Ownership of improvements made to any invention claimed in the CR Technology (“Improvements”) shall be determined by inventorship per US Patent Law. For improvements owned by SHUTTLE, SHUTTLE shall grant to PROPAGENIX a paid-up, royalty-free, non-exclusive, non-sublicensable worldwide license to practice Improvements that are non-severable from the Licensed Patents, solely for PROPAGENIX’s internal research use. For clarity, all severable Improvements created by Shuttle shall belong to Shuttle.

2.6	Improvements owned by SHUTTLE’s Permitted Subcontractors may be licensed to PROPAGENIX through an agreement negotiated in good faith between the Parties. Improvements shall be communicated to PROPAGENIX within thirty (30) days of disclosure to SHUTTLE.

3.	SUBLICENSING

3.1	PROPAGENIX shall grant a non-exclusive, royalty-free sublicense on pre-determined financial terms as outlined in Appendix D, to approved Third-Party Distributors to market and sell Commercialized Products for Research Use by end-user customers. PROPAGENIX retains the right to approve each Third Party Distributor sublicensee proposed by SHUTTLE, with approval not to be unreasonably withheld.

4.	PAYMENTS AND CONSIDERATION

4.1	Upfront Fee. In consideration of the license grant, SHUTTLE shall pay to PROPAGENIX a one-time non-refundable fee of twenty-five thousand ($25,000) US dollars (USD) within forty-five (45) days after the Effective Date of the Agreement.

4.2	Manner of Payment. All payments to be made to PROPAGENIX under this Agreement shall be payable in US dollars and shall be paid by bank wire transfer to such bank account as designated in writing by PROPAGENIX within forty-five (45) days.

4.3	Technology Transfer Support. Upon request, PROPAGENIX will provide SHUTTLE without charge up to four (4) hours of consultation to facilitate technology transfer if requested by SHUTTLE during the first six (6) months following the Effective Date. Should PROPAGENIX provide to SHUTTLE additional technology transfer support, it shall be charged at a rate of two hundred dollars per hour ($200/hour). Such consultation will be provided by telephone at such times during normal business hours as may be reasonably requested by SHUTTLE or by such other means and at such other times as the Parties may mutually agree.

5.	REAGENT SUPPLY

5.1	SHUTTLE and its Affiliates, any Permitted Subcontractors (but excluding Georgetown, and any Third Party Distributors shall be required to use CR Reagents which have been purchased directly from PROPAGENIX and only from PROPAGENIX (or its designated supplier) in order to practice the licensed CR Technology. The terms on the sale of CR Reagents are provided under Appendix B. The pricing in Appendix B will be reviewed no more than once per year and may be revised if the list price of said reagents is modified by Propagenix. Price increases will be limited to equaling the annual rate of inflation as reflected by the US Consumer Price Index. For clarity, the foregoing grant to SHUTTLE to practice CR Technology is contingent on SHUTTLE’s, SHUTTLE’s Permitted Subcontractor’s, and SHUTTLE’s Third Party Distributors purchase of CR Reagents directly from PROPAGENIX or its designated supplier.

6.	REPRESENTATIONS AND WARRANTIES

6.1	PROPAGENIX represents and warrants to SHUTTLE as of the Effective Date that:

a)	It owns or controls the exclusive right to the Licensed Patents and it has all requisite power and authority to enter into this Agreement and to grant the rights granted by it hereunder,

b)	Execution of this Agreement has been duly authorized,

c)	This Agreement is fully binding and enforceable in accordance with its terms,

d)	PROPAGENIX will not, during the term of this Agreement, enter into any agreements, contracts or other arrangements that would be inconsistent with its obligations under this Agreement,

e)	There are no legal proceedings (including interference or opposition proceedings) or threatened legal proceedings against PROPAGENIX in relation to the Licensed Patents or the CR Technology as of the Effective Date of this Agreement,

f)	To the best of PROPAGENIX’s knowledge, the CR Technology does not infringe any Third Party’s rights, and it has received no notice of any claim from any Third Party making any adverse claim involving the Licensed Patents or CR Technology, or involving any products or services that may use or practice any Valid Claims of the Licensed Patents, and

g)	(i) The GU License is in full force and effect; (ii) PROPAGENIX has not received any notice from Georgetown regarding any breach or threatened breach of the GU License, (iii) PROPAGENIX is in compliance with the GU License; and (iv) PROPAGENIX has disclosed to SHUTTLE prior to the Effective Date all materials terms of the GU License applicable to SHUTTLE.

6.2	SHUTTLE represents and warrants to PROPAGENIX as of the Effective Date that:

a)	It has all requisite power and authority to enter into this Agreement and to perform its obligations under this Agreement,

b)	Execution of this Agreement has been duly authorized,

c)	This Agreement is fully binding and enforceable in accordance with its terms,

d)	SHUTTLE will not, during the term of this Agreement, enter into any agreements, contracts or other arrangements that would be inconsistent with its obligations under this Agreement.

7.	TERM AND TERMINATION

7.1	Term. This Agreement is effective as of the Effective Date and shall expire on the expiration of the last to expire of the Valid Claims of Licensed Patents (the “Term”), unless earlier terminated in accordance with Section 7.2. Upon expiration of the last to expire of the Valid Claims of Licensed Patents, the licenses granted by PROPAGENIX to SHUTTLE hereunder shall be fully paid up and perpetual, and SHUTTLE shall not be required to pay any further fees to PROPAGENIX.

7.2	Termination.

a)	SHUTTLE may terminate this Agreement at any time upon sixty (60) days’ written notice to PROPAGENIX, subject to the payment of any consideration due on or prior to the date of termination.

b)	This Agreement may be terminated by written notice to the other Party, with effect immediately, if

(i) either the other Party becomes insolvent under local law, makes a general assignment for the benefit of creditors, is adjudicated as bankrupt or insolvent, files a voluntary petition in bankruptcy or for a reorganization or to effect a plan or other arrangement with its creditors, is the subject of a creditor’s petition or other petition against it for an adjudication in bankruptcy or that is not stayed or dismissed within one hundred twenty (120) days, or applies for or permits the appointment of a receiver, trustee, or custodian for any substantial portion of its properties or assets; or

(ii) if an order is entered by any court approving an involuntary petition seeking reorganization of the other Party, or appointing a receiver, trustee or custodian for any substantial portion of its assets or business.

(iii) Georgetown terminates the license agreement with PROPAGENIX pursuant to the terms of Georgetown’s license agreement with PROPAGENIX.

c)	Subject to Section 12.3, PROPAGENIX shall have the right to terminate this Agreement in the event that any material provision or stipulation of this Agreement has been breached by SHUTTLE and in the event that SHUTTLE has failed to remedy such breach within sixty (60) days of receiving written notice thereof from PROPAGENIX; provided, that if the breach is not reasonably capable of cure within sixty (60) days, this Agreement will not be terminated so long as SHUTTLE takes reasonable steps to cure within the initial sixty (60) day notice period, and thereafter makes diligent efforts to cure the breach during the subsequent sixty (60) day period. Any such termination shall become effective at the end of such subsequent sixty (60) day period unless SHUTTLE has cured such breach.

d)	PROPAGENIX shall also have the right to terminate this Agreement immediately upon written notice to SHUTTLE, if SHUTTLE or any of its Affiliates, Permitted Subcontractors, or Third Party Distributors,, either individually or in association with any other person or entity, commences any legal action challenging the validity of the Licensed Patents.

7.3	Effect of Termination. The termination of this Agreement shall not affect any rights or obligations of either Party that have accrued or matured prior to termination and which are intended by the Parties to survive termination. All terms and provisions of this Agreement that should by their nature survive the termination or expiration of this Agreement shall so survive, including without limitation, Sections [7.3, 9, 10, 11 and 12].

8.	DISPUTE RESOLUTION

8.1	The Parties agree that it is in their best interest to resolve disputes between them in an orderly fashion and in a consistent manner. Therefore, the Parties agree that the method described in this Section 8 shall be the sole and exclusive method for settling any dispute, claim, demand, controversy or cause of action of every kind and nature whatsoever, vested or contingent, arising out of or relating to this Agreement (a “Dispute”).

8.2	Negotiation. In the event of a Dispute, a Party shall first give written notice of the Dispute (the “Notice of Dispute”) to the other Party. The Notice of Dispute shall provide reasonable details of the Dispute, include a request for a meeting with the other Party, and designate a senior executive with authority to reach a resolution of the Dispute on behalf of such Party. The Party receiving the Notice of Dispute shall also designate a representative of similar authority for the purpose of discussing the specific matter in dispute. At least one meeting of the designated representatives shall be held in an effort to resolve the Dispute. The first meeting of the designated representatives will be held within thirty (30) days after the Notice of Dispute, on a date and at a locale (including by teleconference), as mutually agreed upon by the designated representatives.

8.3	Arbitration. In the event that the Parties are unable to informally resolve the Dispute through negotiation under Section 8.2 within sixty (60) days of the Notice of Dispute, or such longer period as mutually agreed to by the Parties, the dispute shall be resolved by binding arbitration before a panel of three arbitrators (one arbitrator chosen by each of the parties and the third arbitrator chosen by the first two, unless the parties agree otherwise), at least one of whom shall have a minimum of five (5) years of experience in the field of biotechnology or pharmaceutical product or patent licensing, and shall be under the jurisdiction of, administered by and in accordance with the rules of the American Arbitration Association. The venue for the arbitration shall be in a location in Maryland mutually agreed by the Parties. In no event shall punitive or exemplary damages be awardable. The arbitrators shall have the authority to allocate between the parties the costs of arbitration, including but not limited to reasonable attorneys’ fees, in such equitable manner as they determine. The parties irrevocably agree that a final judgment in any arbitration proceeding relating to this Agreement shall be conclusive and shall be enforceable in any court having jurisdiction thereof.

9.	CONFIDENTIALITY

9.1	Non-disclosure. Each Party that is the recipient (the “Recipient”) of Confidential Information disclosed to it by the disclosing Party (the “Discloser”), must

a)	Hold the Confidential Information of the Discloser in confidence and in trust for the Discloser,

b)	Not, without the prior written consent of the Discloser, disclose, publish, use, reproduce, deal with, or otherwise exploit the Confidential Information of the Discloser or permit the same to be disclosed, published, used, reproduced, dealt with, or otherwise exploited, except to the extent permitted under this Agreement,

c)	Only disclose the Confidential Information of the Discloser to Recipient’s employees and agents (and Permitted Subcontractors in the case of SHUTTLE as the Recipient of PROPAGENIX’s Confidential Information),

(i)	With a definable need to know such information in connection with their work under this Agreement, and

(ii)	Who are informed of the confidential nature of such information,

d)	Ensure that Recipient’s employees and agents that are exposed to the Confidential Information of the Discloser maintain the confidentiality of such information, and

e)	Protect the Confidential Information of the Discloser against wrongful disclosure, misuse, espionage and theft.

9.2	Exceptions. Section 9.1 imposes no obligation on the Recipient with respect to the Confidential Information of the Discloser

a)	Which is or becomes public knowledge through no fault of the Recipient,

b)	Which was legitimately possessed by the Recipient before its disclosure to the Recipient by the Discloser as evidenced by the Recipient’s prior written records,

c)	Which is independently obtained by the Recipient from a source which was not, at the relevant time, prohibited from disclosing such Confidential Information to the Recipient under any legal, contractual or fiduciary obligation,

d)	Which is the same as information that is developed by the Recipient independently without reference to the Confidential Information of the Discloser as evidenced by the Recipient’s prior written records,

e)	Which, subject to Section 9.3, is required to be disclosed by applicable law, regulation or legal process, or

f)	To the extent and in the manner approved by the Discloser in writing.

9.3	Legal Requirements to Disclose. If the Recipient is required by applicable law, regulation or legal process to disclose any of the Confidential Information of the Discloser, the Recipient will notify the Discloser promptly so that the Discloser may seek a protective order or other appropriate remedy or waive compliance with the terms of this Agreement. If no such protective order or other remedy is obtained or the Discloser does not waive compliance with the terms of this Agreement, the Recipient

a)	Will furnish only that portion of the Confidential Information of the Discloser which the Recipient is advised by counsel is legally required to be disclosed, and

b)	Will exercise all reasonable efforts to obtain reliable assurances that confidential treatment will be accorded such Confidential Information.

9.4	Equitable relief. Each Party acknowledges the competitive and technical value and the sensitive and confidential nature of the Confidential Information of the other Party and agrees that monetary damages alone may be inadequate to protect such other Party’s interests against any actual or threatened breach of this Agreement. Accordingly, each Party agrees that the other Party is entitled to seek specific performance and injunctive or other equitable relief in respect of any actual or threatened breach of this Agreement, without proof of actual damages.

9.5	Survival of Confidential Obligations. The provisions of Section 9 will survive the expiry or earlier termination (for whatever reason) of this Agreement for a period of ten (10) years.

10.	INDEMNIFICATION; LIMITATION OF LIABILITY

10.1	SHUTTLE Indemnification. SHUTTLE agrees to indemnify, defend and hold PROPAGENIX and Georgetown, and their directors, officers, employees, representatives, agents, successors and assigns (“PROPAGENIX Indemnitees”), harmless from any and all expenses, costs of defense (including without limitation reasonable lawyer’s fees), damages, and any amounts PROPAGENIX Indemnitees become legally obligated to pay (“Losses”) as a result of any Third Party claim or claims against them to the extent that such claim or claims are due to: (i) the gross negligence or willful misconduct of SHUTTLE Indemnitees; or (ii) any breach by SHUTTLE of any of its obligations, representations and warranties hereunder; provided that PROPAGENIX provides SHUTTLE with prompt written notice of any such claim and gives SHUTTLE sole control over defense and settlement of such claim and further provided that SHUTTLE shall not enter into any settlement, compromise or judgment of such claim that imposes any financial obligation, liability, or admission of liability on PROPAGENIX (except with PROPAGENIX’s and PROPAGENIX’s indemnities prior written consent). The rights and obligations of this section shall survive termination or expiration of this Agreement.

Notwithstanding the foregoing, SHUTTLE shall have no obligation to indemnify, defend, and/or hold harmless PROPAGENIX Indemnitees for any Losses to the extent such Losses arise from or are in connection with (i) PROPAGENIX’s negligence or wilful misconduct; or (ii) breach by PROPAGENIX of any of its obligations, representations or warranties hereunder.

10.2	PROPAGENIX Indemnification. PROPAGENIX hereby agrees to indemnify, hold harmless and defend SHUTTLE, and its Affiliates and each of their respective agents, representatives, distributors, directors, officers, employees, successors and assigns (“SHUTTLE Indemnitees”) against any and all Losses as a result of any Third Party claim or claims against them to the extent that such claim or claims are due to (i) the gross negligence or willful misconduct of PROPAGENIX Indemnitees; (ii) breach by PROPAGENIX of any of its obligations, representations or warranties hereunder; or (iii) SHUTTLE’s use of the CR Technology in its research except to the extent arising from claims for which SHUTTLE is obligated to indemnify PROPAGENIX under Section 10.1 of this Agreement; provided that SHUTTLE provides PROPAGENIX with prompt notice of any such claim and the exclusive ability to defend (with the reasonable cooperation of SHUTTLE) or settle any such claim and further provided that PROPAGENIX shall not enter into any settlement, compromise or judgment of such claim that imposes financial obligation, liability or admission of liability on SHUTTLE (except with SHUTTLE’s prior written consent).

Notwithstanding the foregoing, PROPAGENIX shall have no obligation to indemnify, defend, and/or hold harmless SHUTTLE Indemnitees for any Losses to the extent such Losses arise from or are in connection with (i) SHUTTLE’s negligence or wilful misconduct; or (ii) breach by SHUTTLE of any of its obligations, representations or warranties hereunder.

10.3	EXCEPT FOR BREACH OF THE CONFIDENTIALITY OBLIGATIONS UNDER SECTION 9, OR A PARTY’S INDEMNIFICATION OLBIGATIONS UNDER SECTION 10, IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR SPECIAL, INCIDENTAL, INDIRECT, PUNITIVE OR CONSEQUENTIAL DAMAGES, INCLUDING LOST PROFITS, LOST REVENUES, DAMAGE TO REPUTATION OR GOODWILL, FAILURE TO REALIZE EXPECTED SAVINGS, TREBLE DAMAGES OR OTHER SUCH COMMERCIAL OR ECONOMIC LOSSES OF ANY KIND OR FOR COSTS OF PROCURING SUBSTITUTE PRODUCTS, WHETHER THE CLAIM IS BASED UPON CONTRACT, WARRANTY, TORT, NEGLIGENCE, PRODUCT LIABILITY, OR STRICT LIABILITY THEORIES OR OTHERWISE.

11.	USE OF NAMES.

11.1	Use of Names. Neither Party shall use the name of the other Party or its employees in any publicity, news release, or other public announcement or comment without the prior consent of an authorized representative of the other Party, except as provided in this Agreement or as required by law; provided, however, that SHUTTLE may make factual statements in any publicity, news release, or other public announcement regarding the existence of this Agreement, PROPAGENIX as licensor hereunder, and use of the CR Technology by SHUTTLE. Georgetown name as the owner of the Licensed Patents must not be used without Georgetown’s approval.

11.2	Press Release. Upon mutual agreement of the Parties, a press release announcing the licensing agreement will be crafted jointly and released within one hundred eighty (180) days after the Effective Date. Neither Party will otherwise make any public statements regarding the terms of this Agreement without prior written consent of the other Party.

11.3	Trademarks. Neither Party shall use the trademarks of the other Party without prior written consent of an authorized representative of the other Party, except as provided in this Agreement.

12.	OTHER PROVISIONS.

12.1	Headings. Headings and captions of the Sections hereof are for convenience only and are not to be used in the interpretation of this Agreement.

12.2	Assignment. This Agreement may not be assigned or otherwise transferred by either Party without the prior written consent of the other Party; provided, that either Party may assign this Agreement without such consent to an Affiliate or to a successor in interest that acquires all or substantially all of the business, stock or assets of the assigning Party to which this Agreement relates, whether by merger, acquisition, sale of stock, sale of assets or otherwise. Further provided that the assigning Party shall notify the other Party within a reasonable amount of time after the assignment has occurred.

Notwithstanding the foregoing, PROPAGENIX or its Affiliates may assign this Agreement-without the prior written consent of SHUTTLE in the event of a merger with a Third Party, in the event of an acquisition of the capital stock of PROPAGENIX instituting at least 51% of the capital stock which constitutes voting control of PROPAGENIX by a Third Party, or in connection with the sale of all or substantially all of PROPAGENIX’s assets, provided such Third Party in each incident 1) has the financial ability to acquire or partner with PROPAGENIX; 2) assumes all obligations owed to SHUTTLE in this Agreement; 3) agrees to comply in all respects with the terms, conditions, and provisions of this Agreement.

12.3	Force Majeure. Neither Party shall be held liable or responsible to the other Party nor be deemed to have defaulted under or breached this Agreement for failure or delay in fulfilling or performing any term of this Agreement when such failure or delay is caused by or results from causes beyond the reasonable control of the affected Party (hereinafter, a “Force Majeure” event), including but not limited to (i) any law, regulation, order, rule, direction, priority, seizure, allocation, requisition, or any other official action by any department, bureau, board, administration, or other instrumentality or agency of any government or political subdivision thereof having jurisdiction over such Party; or (ii) fire, floods, earthquake, embargoes, war, acts of war (whether war be declared or not), insurrections, acts of terrorism, riots, civil commotions, strikes, lockouts or other labor disturbances, unavailability of raw materials, acts of God or acts, omissions or delays in acting by any governmental authority or the other Party. Upon the occurrence of any Force Majeure event, the affected Party shall give written notice of such event to the other Party, and in the event of (ii) above shall use reasonable efforts to overcome such Force Majeure event.

12.4	Governing Law. The Parties acknowledge and agree that this Agreement will be governed and construed in accordance of the laws of Maryland, USA.

12.5	Notices. Any notice or other communication pursuant to this Agreement shall be sufficiently made or given on the date of mailing if sent to such Party by certified first class mail, postage prepaid, or by next day express delivery service, addressed to it at its address below (or such address as it shall designate by written notice given to the other Party).

If to PROPAGENIX:

PROPAGENIX Inc.

9605 Medical Center Drive, Suite 325

Rockville, MD 20850

Attn: CEO

If to SHUTTLE:

Shuttle Pharmaceuticals

One Research Court, Suite 450

Rockville, MD, 20850

Attn: CEO

12.6	Waivers and Modifications. The failure of any Party to insist on the performance of any obligation hereunder shall not be deemed to be a waiver of such obligation. Waiver of any breach of any provision hereof shall not be deemed to be a waiver of any other breach of such provision or any other provision. No waiver, modification, release or amendment of any obligation under or provision of this Agreement shall be valid or effective unless in writing and signed by both Parties hereto.

12.7	Relationship of the Parties. It is expressly agreed that the relationship between the Parties shall not constitute a partnership, joint venture or agency. Neither Party shall have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on the other, without the prior consent of the other Party to do so.

12.8	Counterparts. This Agreement may be executed in counterparts with the same effect as if both Parties had signed the same document. All such counterparts shall be deemed an original, shall be construed together and shall constitute one and the same instrument.

12.9	Severability. In performing this Agreement, the Parties shall comply with all applicable laws. Wherever there is any conflict between any provision of this Agreement and any applicable law, the applicable law shall prevail, but in such event the affected provision of this Agreement shall be limited or eliminated only to the extent necessary, and the remainder of this Agreement shall remain in full force and effect. In the event the terms of this Agreement are materially altered as a result of the foregoing, the Parties shall renegotiate in good faith the terms of this Agreement to resolve any inequities. Notwithstanding the foregoing, the Parties agree not to submit to any court of competent jurisdiction or tribunal the issue of whether Section 10.3 is illegal, void or unenforceable, the intent of the Parties being that all issues in any dispute, including the issue of arbitrability, be decided by the arbitrator in accordance with Section 8.3.

12.10	Entire Agreement. This Agreement, including the exhibits hereto, constitutes the entire agreement between the Parties with respect to the subject matter hereof, and supersedes any and all oral and/or written communications or understandings relating to the subject matter hereof.

12.11	This Agreement shall be signed in two (2) counterparts each of which shall be deemed to be an original, and both of which taken together shall constitute one and the same instrument. The Parties may sign and deliver this Agreement by electronic mail in portable document format (PDF) form, and a reproduction of this Agreement made by PDF will have the same effect as a signed and delivered original version.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have caused their duly authorized representatives to execute this Agreement as of the Effective Date.

SHUTTLE PHARMACEUTICALS, Inc.		PROPAGENIX Inc.

By:		By:
Name:	Anatoly Dritschilo, MD	Name:	Brian A. Pollok, Ph.D
Title:	CEO	Title:	President and CEO
Date:		Date:	15 February 2019

Appendix A

Licensed Patents

Patent/Patent Application Title	Country of Filing	Application No. or Issued Patent No.	Application Filing Date / Issue Date
Licensed CR Patents (from Georgetown University)
Immortalizing Epithelial Cells and Methods of Use	Provisional (US)	61/413,291	November 12, 2010
“	Provisional (US)	61/474,901	April 13, 2011
“	PCT Application	PCT/US11/060378	November 11, 2011
“	United States	9,279,106 (issued)	March 8, 2016
“	Japan	6,076,258 (issued)	January 20, 2017
“	United States	9,657,272 (issued)	May 23, 2017
	United States	9,951,315 (issued)	April 24, 2018
“	EPO	11839723.1	November 11, 2011
“	Canada	2,817,712	November 11, 2011
“	United States	10,041,048 (issued)	August 7, 2018
“	United States	15/040,783 (continuation)	February 10, 2016

Appendix B

Pricing on CR Reagents

Item	Pricing
Irradiated 3T3-J2 cells; one cryovial of 3x10[6] cells (sufficient for one T-75 flask)	$150
CR media (CRM); 250 ml bottle	$300
Irradiated 3T3-J2 cell conditioned media; 100 ml bottle	$350

Appendix C

Limited Use Label License for Use of Conditional Reprogramming (“CR”) Technology Covered Under US Patent Nos. 9,279,106, 9,657,272, 9,951,315, and 10,041,048 and Japanese Patent No. 6,076,258 and Subsequent Patent Applications Pending in the US and Other Jurisdictions (collectively, “Patents”).

Notice to Purchaser:

This product was developed under license to intellectual property owned or controlled by Georgetown University and exclusively licensed to Propagenix Inc. This product is sold for Research Use only. Purchase of this product does not include the right to sell, use or otherwise transfer this product for:

(i) Commercial Use (i.e., (a) any activity undertaken for financial consideration; or (b) the use of this product or any materials made using this product to provide services or quality control testing of other products for commercial sale); or

(ii) Clinical Use (i.e., (a) the administration of this product or any material made using this product to humans; or (b) the use of this product and or any material made using this product to manufacture and/or commercialize diagnostic or therapeutic products or services).

Purchasers wishing to use the product for purposes other than Research Use should contact Propagenix Inc. at 240-713-3300 or support@propagenix.com.

Appendix D

Propagenix agrees to grant three-year, term-limited sublicenses to approved Third Party Distributors chosen by SHUTTLE for a one-time, non-refundable upfront fee of $5,000 USD. These sublicenses shall be renewable upon mutual agreement for additional three-year terms. Any renewal sublicenses will include commercialization milestone payments not to exceed 3% of each successive $100,000 in net sales reached.